Exhibit 10.1

EXECUTION COPY

PRUDENTIAL BANCORP, INC.

PRUDENTIAL BANK

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (the “Agreement”) is entered into as of March 1, 2017 by and between, on the one hand, Prudential Bancorp, Inc. (the “Company”) and Prudential Bank (the “Bank” and collectively with the Company, “Prudential”), and, on the other hand, Jerome R. Balka.

WHEREAS, Mr. Balka currently serves as a member of the Boards of each of the Company and the Bank;

WHEREAS, Mr. Balka has provided valuable services to the Bank as a director for more than fifteen years and to the Company as a director since its formation in 2013 (and to its predecessor from its formation in 2004);

WHEREAS, Mr. Balka has provided legal services to the Bank for several decades, including serving as the Bank’s general counsel;

WHEREAS, Mr. Balka desires to retire as a member of the Board of Directors of each of the Company and the Bank; and

WHEREAS, the Bank desires to have Mr. Balka undertake, and Mr. Balka is willing to undertake, certain consulting obligations on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Effective Date. The “Effective Date” of the Agreement is March 1, 2017.

2.            Service on the Boards; Retirement; Consulting Period.

(a)          Effective as of March 1, 2017 (“Retirement Date”), Mr. Balka will retire from his position as a member of the Board of Directors of each of the Company and the Bank, as well as any positions he may have with the subsidiaries or affiliates of each entity.

(b)          Mr. Balka is hereby appointed, effective as of the Retirement Date, as a director emeritus of the Bank to serve in that capacity, which Mr. Balka accepts, through February 28, 2019 (the “Service Period”). Mr. Balka will be serving in his individual capacity and not on behalf of Reger Rizzo & Darnall LLP (“RRD”) of which firm he is a partner as of the date hereof.

(c)          Effective as of the Retirement Date, the Bank engages Mr. Balka, and Mr. Balka accepts such engagement to provide Consulting Services (as hereinafter defined) to the Bank, subject to the terms and conditions of this Agreement, for the period commencing on the

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Retirement Date and ending on the eighteenth month anniversary of the Retirement Date, subject to its earlier termination in accordance with the terms hereof (the “Consulting Period”).

3.            Consulting Services.

(a)          Duties. During the Consulting Period, Mr. Balka shall provide his personal advice and counsel to the Bank in connection with its business and shall provide the following services (collectively, the “Consulting Services”):

(i) provide assistance, as requested, with respect to any loan relationships of the Bank for which Mr. Balka served as counsel to the Bank or acted upon in his capacity as a director thereof;

(ii) provide assistance with respect to the ongoing litigation, Island View Properties, Inc., trading as Island View Crossing II, LP, and Renato J. Gualtieri v. Prudential Savings Bank and any and all related litigation, including but not limited to Lava Funding, LLC v. Prudential Savings Bank, Renato Gualtieri and Island View Crossing II, L.P. and any other litigation that may arise out of such lending relationship (the “Litigation”);

(iii) participate in meetings or teleconferences with the Chairman, the President and Chief Executive Officer and other members of senior management of the Bank as may be reasonably requested from time to time; and

(iv) provide advice and assistance to the directors and senior management of the Bank with respect to such other matters related to the business of the Bank as may be reasonably requested from time to time by the directors and senior management of the Bank, including but not limited to assistance with matters that may arise in connection with the Bank’s lending activities, including the Litigation, or other litigation pending during the Consulting Period.

(b)          Reporting Responsibilities. Mr. Balka shall report directly to, and his activities shall be overseen by, the Chairman of the Board of Directors of the Bank, the President and Chief Executive Officer of the Bank and the Executive Vice President and Chief Operating Officer of the Bank.

(c)          Location of Services. The Consulting Services may be provided telephonically or electronically as the Chairman of the Board, the President and Chief Executive Officer or their designees and Mr. Balka may agree. In addition, with the prior approval of the Chairman or the President and Chief Executive Officer or their designees, Mr. Balka may provide the Consulting Services at the main office of the Company and the Bank or at such other locations within the market areas of the Company and the Bank as may be reasonably designated from time to time by the Chairman of the Board, the President and Chief Executive Officer or their designees. During the term of this Agreement, the Chairman of the Board, the President and Chief Executive Officer or their designees may request that Mr. Balka meet with them or other representatives of the Bank and with representatives of the loan relationships for which Mr. Balka served as counsel to the Bank or the Bank’s counsel in connection with the Litigation.

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(d)          Access to Bank Records. Mr. Balka will only have access to Bank and Company records with the prior express permission of the Chairman of the Board or the President and Chief Executive Officer or their designees.

(e)          Role. Notwithstanding anything to the contrary herein, Mr. Balka is not being engaged to provide legal advice to the Bank as a part of the Consulting Services being provided thereby pursuant to the terms hereof.

4.            Compensation; Benefits.

(a)          Compensation – Director Emeritus. Mr. Balka shall not be entitled to any cash compensation for his service as a director emeritus during the Service Period.

(b)          Compensation-Consulting Services. In consideration of the obligations and commitments of Mr. Balka under this Agreement, including but not limited to Sections 2(c) and 3 regarding the Consulting Services, the covenants in Section 8, and the release provided by Mr. Balka in Section 12 hereof, the Bank agrees to pay to Mr. Balka $3,000 per month on the first business day of each month during the Consulting Period, commencing March 1, 2017 (the “Monthly Fee”), with the first payment of the Monthly Fee under this Agreement to be paid upon the later of (i) within five business days subsequent to the expiration of Revocation Period (as defined in Section 12(f) hereof), provided that Mr. Balka does not revoke this Agreement during the Revocation Period, or (ii) March 15, 2017. During the Consulting Period, Mr. Balka shall be treated as an independent contractor and shall not be deemed to be an employee of the Bank or any affiliate or subsidiary of the Bank, including the Company.

(c)          Existing Stock Options and Restricted Stock Awards. The 28,690 vested stock options held by Mr. Balka as of the Effective Date of this Agreement to purchase shares of common stock of the Company shall remain outstanding and exercisable in accordance with their terms. The options covering 18,000 shares of common stock of the Company and the restricted stock awards covering 6,000 shares which remain unvested as of the Effective Date will continue to vest in accordance with the terms of their grant so long as Mr. Balka continues to serve as a director emeritus of the Bank.

(d)          Expenses. The Company and/or the Bank shall reimburse Mr. Balka or otherwise provide for or pay for all reasonable expenses, if any, incurred by Mr. Balka at the specific request of the Company or the Bank, subject to such reasonable documentation as may be requested by the Company or the Bank. If such expenses are paid in the first instance by Mr. Balka, the Company and/or the Bank shall reimburse Mr. Balka therefor upon receipt of such reasonable documentation as may be requested by the Company. Such reimbursements or payments shall be made promptly by the Company or the Bank, as applicable, within 60 days of submission of the necessary documentation by Mr. Balka, absent extenuating circumstances, and, in any event, no later than March 15th of the year immediately following the year in which such expenses were incurred.

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5.            Termination.

(a)          Death or Disability. Mr. Balka’s Consulting Services and his service as a director emeritus shall terminate automatically upon his death during the Consulting Period. If the Bank determines in good faith that Mr. Balka has incurred a Disability during the Consulting Period (pursuant to the definition of Disability set forth below), it may give to Mr. Balka written notice in accordance with Section 16 of this Agreement of its intention to terminate Mr. Balka’s Consulting Services. In such event, Mr. Balka’s Consulting Services with the Bank shall terminate effective on the 60th day after receipt of such notice by Mr. Balka (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Mr. Balka shall not have returned to performance of his consulting duties. For purposes of this Agreement, “Disability” shall mean Mr. Balka is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician jointly selected by the Bank and Mr. Balka or Mr. Balka’s legal representative.

(b)          Cause. Prudential may terminate Mr. Balka’s service as a director emeritus or as a consultant during the Service Period and/or Consulting Period, as applicable, for Cause. For purposes of this Agreement, “Cause” shall mean removal of Mr. Balka as a director emeritus and/or as a consultant because of personal dishonesty, incompetence, misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conduct which Prudential deems materially detrimental (monetarily or otherwise) to the Company and/or the Bank, the issuance of any removal and prohibition order by any regulatory authority or material breach of any provision of this Agreement. Notwithstanding anything in this Section 5(b) to the contrary, for purposes hereof, a determination by regulatory authorities that Mr. Balka has violated any applicable law, rule or regulation or final cease-and-desist order shall constitute Cause.

(c)          Notice of Termination. Any termination by the Company and/or the Bank pursuant to the terms hereof shall be communicated by a written Notice of Termination to the other party hereto given in accordance with Section 16 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for removal of Mr. Balka as a director emeritus and/or a consultant under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Company and/or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company and/or the Bank hereunder or preclude the Company and/or the Bank, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Bank’s rights hereunder.

(d)          Date of Termination. “Date of Termination” means if Mr. Balka’s service as a director emeritus and/or a consultant is terminated by the Company and/or the Bank for Cause, the date on which the Notice of Termination is given, and with respect to a termination for any reason other than Cause, the date specified in the Notice and Termination, which shall be not later than thirty (30) days following delivery of such notice.

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6.            Obligations of the Bank upon Termination of Consulting Services or Service as Director Emeritus.

(a)          Death. If Mr. Balka’s services are terminated by reason of Mr. Balka’s death during the Consulting Period, the Bank shall pay to Mr. Balka’s estate or beneficiary, as applicable, in a lump sum in cash within 15 days following the Date of Termination the amount of (i) any earned but unpaid Monthly Fee of Mr. Balka through the Date of Termination plus (ii) any unpaid reimbursable expenses provided for under Section 4(d) which were incurred on a before the Date of Termination (the “Accrued Obligation”).

(b)          Disability. If Mr. Balka’s services are terminated by reason of his Disability during the Consulting Period, the Bank shall pay to Mr. Balka in a lump sum in cash within 15 days following the Date of Termination the amount of any Accrued Obligation.

(d)          Cause. If Mr. Balka’s services as a director emeritus or as a consultant are terminated for Cause during the Service Period and/or the Consulting Period, this Agreement shall terminate without further obligations pursuant to this Agreement to Mr. Balka other than for payment of the Accrued Obligation. The Accrued Obligation shall be paid to Mr. Balka in a lump sum in cash within 15 days following the Date of Termination. Mr. Balka’s equity awards shall be governed by the terms of the respective plans pursuant to which they were issued.

7.            Full Settlement. Except as provided in Section 8(c) of this Agreement, the obligation of the Bank to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank and/or the Company may have against Mr. Balka or others.

8.            Covenants.

(a)          Mr. Balka and Prudential agree that they shall not make or cause to be made, to any third party, any disparaging or critical remarks, comments or statements about or against the other and, in the case of the Company, its subsidiaries (including the Bank) and affiliates or any director, officer, employee or customer of any such entities at any time in the future, except for any statements by them made pursuant to lawful subpoena or legal process. Prudential shall advise the members of the Boards of Directors and all executive officers of the Bank and the Company (collectively, the “Persons to be Advised”) that they should not make public statements to third parties that are in any way disparaging or negative towards Mr. Balka. Prudential shall advise the Persons to be Advised that a non-disparagement agreement is in effect, and will use reasonable efforts to enforce compliance with this Agreement. The parties further agree that neither Mr. Balka nor Prudential will be liable for statements to Prudential’s independent auditors, state and federal banking regulators, the Securities and Exchange Commission (the “SEC”) or statements necessary to comply with applicable law or regulation. In addition, nothing contained herein shall prevent any of the parties hereto from making any truthful statement in connection with any legal proceeding or investigation by Prudential or any governmental authority.

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(b)          Except as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), Mr. Balka shall keep secret and confidential and shall not disclose to any third party (other than the Bank or any of its subsidiaries or affiliates or any persons employed or engaged by such entities) in any fashion or for any purpose whatsoever any information regarding the Bank or any of its subsidiaries or affiliates which is not available to the general public to which Mr. Balka was granted access at any time prior to the Effective Date or during the Service Period and/or Consulting Period, including, without limitation, any of the following information relating to the Bank or any Bank subsidiary or affiliate: business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; the names and addresses of customers or prospective customers, including any customer lists; work performed or services rendered for any customer; any method and/or procedures relating to projects or other work developed for the Bank or any subsidiary or affiliate; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures. Notwithstanding anything to the contrary herein, Mr. Balka understands that nothing contained in this Agreement limits his ability to report information to or file a charge or complaint with the Equal Employment Opportunity Commission, the SEC, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission (“Government Agencies”). Mr. Balka further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company and/or the Bank. This Agreement does not limit Mr. Balka’s right to receive an award for information provided to any Government Agencies.

(c)          Mr. Balka agrees that damages at law will be an insufficient remedy to Prudential in the event that Mr. Balka violates any of the provisions of subsections (a) or (b) of this Section 8, and that Prudential may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in subsections (a) or (b) of this Section 8. Mr. Balka hereby consents to the right of Prudential to seek (i) any injunction (temporary or otherwise) and (ii) any other court order which may be issued against Mr. Balka from violating, or directing Mr. Balka to comply with, any of the covenants in subsections (a) or (b) of this Section 8. Mr. Balka also agrees that such remedies that may be obtained shall be in addition to any and all remedies, including damages, available to Prudential against Mr. Balka for such breaches or threatened or attempted breaches.

(d)          In addition to the rights of the Company and the Bank set forth in subsection (c) of this Section 8, in the event that Mr. Balka violates the terms and conditions of subsections (a) or (b) of this Section 8, the Company and its subsidiaries and affiliates may terminate any payments or benefits of any type and regardless of source payable by the Company or its subsidiaries or affiliates, if applicable, to Mr. Balka, other than with respect to payments or benefits to Mr. Balka under plans or arrangements, if any, that are covered by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

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(e)          Promptly upon the expiration of the 90 day period after the date Mr. Balka is no longer considered an affiliate of Prudential for purposes of the Securities Act of 1933, as amended, Prudential will use its commercially reasonable efforts to assist Mr. Balka in a request to the Company’s transfer agent and registrar to remove any restrictive legends deemed to no longer be applicable to Mr. Balka. Any expenses incurred by Prudential specifically in connection with Mr. Balka’s request will be reimbursed by Mr. Balka within five days of invoicing thereby by Prudential.

9.            Designation of Beneficiary. Mr. Balka may from time to time, by providing a written notification to the Bank and/or the Company, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are provided under the terms of this Agreement. Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Compensation Committees of the Boards of Directors of the Company and the Bank. If Mr. Balka fails to designate a beneficiary or if a beneficiary dies before the date of Mr. Balka’s death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his estate. If benefits commence to be paid to a beneficiary and such beneficiary dies before all benefits to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries designated by Mr. Balka, if any, and if none to the estate of such beneficiary.

10.          Resolution of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be filed and maintained in the Philadelphia Court of Common Pleas or, if there is a basis for federal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania. Each party hereto waives to the fullest extent permitted by applicable law and regulation any right it may have to a trial by jury with respect to any action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

11.          Unsecured Promise. Nothing contained in this Agreement shall create or require the Company or the Bank to create a trust of any kind to fund the benefits provided hereunder. Any insurance policy or other asset acquired or held by, or on behalf of, the Bank or funds allocated by the Bank or the Company in connection with the liabilities assumed by the Bank or the Company pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of Mr. Balka or his beneficiaries or to be a security for the performance of the obligations of the Bank pursuant hereto but shall be and remain a general asset of the Bank. To the extent that Mr. Balka or any other person acquires a right to receive payments from the Bank or the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank or the Company, as applicable.

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12.          Release of the Company and Related Parties.

(a)          In consideration of the payments and the benefits to be provided to Mr. Balka pursuant to this Agreement, the sufficiency of which is hereby acknowledged, Mr. Balka, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, the Bank and each of their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Mr. Balka, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with Mr. Balka’s service to any member of the Company Affiliated Group (or the predecessors thereof) through and including the Effective Date in any capacity, or the termination of such service in any such capacity as of the Effective Date, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law and all other laws concerning unlawful and unfair labor and employment practices), and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), ERISA, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Family and Medical Leave Act and any similar or analogous state statute, excepting only:

(A)         the rights of Mr. Balka as a shareholder of the Company, including his stock options and restricted stock awards as described in Section 4(c);

(B)         rights to indemnification Mr. Balka may have under (i) applicable corporate law, (ii) the articles of incorporation, charter or bylaws of any entities included in the Company Affiliated Group, (iii) any other agreement between Mr. Balka and a Company Released Party, or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(C)         claims for vested benefits under any health, disability, retirement, life insurance or other similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group existing as of the Effective Date (the “Company Benefit Plans”); and

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(D)         the rights of Mr. Balka under this Agreement.

(b)          Mr. Balka acknowledges and agrees that the release of claims set forth in this Section 12 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, with any such liability being expressly denied.

(c)          The release of claims set forth in this Section 12 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

(d)          Mr. Balka specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 12 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, the ADEA, the ADA and any state or local law or regulation in respect of discrimination of any kind.

(e)          Mr. Balka covenants and agrees that neither he, nor any person or entity on his behalf, will file or cause or permit to be filed any civil action, suit, arbitration or legal proceeding seeking any type of personal relief, or share in any remedy against the Bank or any other Company Released Party, involving any matter which: (i) is the subject of this Agreement; (ii) arises from, or relates or refers in any way to, Mr. Balka’s service to the Company and/or the Bank, the termination of that service, or the action or inaction of any of the Company Released Parties through and including the Effective Date; or (iii) occurred at any time in the past up to and including the date of Mr. Balka’s execution of this Agreement, or involves any continuing effects of any actions or practices which may have arisen or occurred on or prior to his execution of this Agreement; provided, however, that nothing in this Agreement prevents Mr. Balka from (x) filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency, or (y) initiating an action to enforce the terms of this Agreement or pursue claims pursuant to subsections (A) thorough (D) of Section 12(a).

(f)           Mr. Balka shall have a period of 21 days to consider whether to execute this Agreement. To the extent Mr. Balka has executed this Agreement within less than 21 days after its delivery to him, Mr. Balka hereby acknowledges that his decision to execute this Agreement prior to the expiration of such 21-day period was entirely voluntary. If Mr. Balka accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven days following (and not including) the date of execution (the “Revocation Period”), revoke this Agreement. If Mr. Balka determines to revoke this Agreement prior to the expiration of the Revocation Period, he shall provide a written notice to the Bank and the Company in accordance with Section 16 prior to such expiration. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against Mr. Balka, on the day next following the day on which the foregoing Revocation Period has elapsed. Any revocation of this Agreement shall be deemed for all purposes a revocation of this Agreement in its entirety.

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(g)          Mr. Balka acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(h)          Mr. Balka acknowledges and agrees that he has been advised by the Company and the Bank to consult with independent legal counsel of his choosing in connection with his review of this Agreement prior to executing this Agreement, that he has done so or had the opportunity to do so, that he has read and had the terms of this Agreement explained to him, and that he has entered into this Agreement voluntarily and with full knowledge of its significance, meaning and binding effect. Mr. Balka acknowledges and agrees that neither the Company nor the Bank nor their agents or representatives has made any promises, statements or representations, either oral or written, to Mr. Balka or anyone else concerning the terms or effects of this Agreement other than those expressly contained herein.

(h)          In addition to any other remedy available to the Company or the Bank hereunder, in the event that, as a result of a challenge brought by Mr. Balka, the release of claims set forth in Section 12 becomes null and void or is otherwise determined not to be enforceable, then the obligation of the Bank and/or the Company to make any additional payments or to provide any additional benefits under this Agreement shall immediately cease to be of any force and effect, and Mr. Balka shall promptly return to the Bank and/or the Company any payments or benefits the provision of which by the Bank and/or the Company was conditioned on the enforceability of this Agreement.

13.          Full Settlement. The obligations of the Company and/or the Bank to perform their respective obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company and/or the Bank may have against Mr. Balka or others. In no event shall Mr. Balka be obligated to seek other services or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement.

14.          Representations and Warranties. Each party hereto represents and warrants to each other that they have carefully read this Agreement and consulted with respect thereto, to the extent deemed appropriate, with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect. Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against it in accordance with its terms.

15.          Successors and Assigns. This Agreement will inure to the benefit of and be binding upon Mr. Balka and his assigns and upon the Company and the Bank and any successor to the Company or the Bank by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of the Company and the Bank may be sold or otherwise transferred. Any successor to the Company or the Bank by merger, consolidation or other change in form shall expressly in writing assume all obligations of the Company or the Bank hereunder as fully as if it had been originally made a party hereto, and this Agreement shall continue in effect following any change in control of the Company and/or the Bank. This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

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16.         Notices. Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

If to Mr. Balka:

Jerome R. Balka, Esq.

At the address last appearing on the

personnel records of the Bank

If to the Company and the Bank:

Prudential Bancorp, Inc.

Prudential Bank

Administrative Offices

3993 Huntingdon Pike

Suite 300

Huntingdon, Pennsylvania 19006

Attention: Corporate Secretary

17.          Withholding. The Company and/or the Bank may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

18.          Entire Agreement; Severability.

(a)          This Agreement incorporates the entire understanding between the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Company and/or the Bank and Mr. Balka with respect to the subject matter hereof except as otherwise specifically provided herein. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

(b)          Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

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(c)          All covenants and agreements in this Agreement shall expire on and be terminated and extinguished at the Date of Termination, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Date of Termination, including but not limited to the obligations set forth in Section 8 hereof.

19.          Amendment; Waiver.

(a)          This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each party hereto; provided, however, that notwithstanding anything in this Agreement to the contrary, the Company and the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

(b)          Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

20.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

21.         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction.

22.         Headings. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

23.         Regulatory Provisions. Notwithstanding anything to the contrary contained in this Agreement, any payments to Mr. Balka by the Company and/or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with, to the extent applicable, Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

[The next page is the signature page.]

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THIS AGREEMENT PROVIDES FOR A WAIVER OF JURY TRIAL PROVISION WHICH AFFECTS YOUR LEGAL RIGHTS AND MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, Mr. Balka has hereunto set his hand, and the Company and the Bank have caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first written above.

/s/ Jerome R. Balka
Name: Jerome R. Balka

ATTEST:		PRUDENTIAL BANCORP, INC.

By:	/s/Sharon Slater	By:	/s/Bruce E. Miller
Name:	Sharon Slater	Name:	Bruce E. Miller
Title:	Corporate Secretary	Title:	Chairman of the Board

ATTEST:		PRUDENTIAL BANK

By:	/s/Sharon Slater	By:	/s/Bruce E. Miller
Name:	Sharon Slater	Name:	Bruce E. Miller
Title:	Corporate Secretary	Title:	Chairman of the Board

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